[O'Melveny & Myers LLP Letterhead]

December 20, 1998

The Macerich Company
401 Wilshire Boulevard, Suite 700
Santa Monica, California 90401

          Re:  Registration on Form S-8 of The Macerich Company

Gentlemen:

     In connection with the preparation of the Registration Statement on Form S-8 (the "Registration Statement") to be submitted by The Macerich Company (the "Company") to the Securities and Exchange Commission with respect to The Macerich Property Management Company Profit Sharing Plan (the "Plan"), you have requested our opinion as to whether the provisions of the written documents constituting the Plan comply with the requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). We consent to the use of this opinion as an exhibit to the Registration Statement.

     We have been advised by you that the Plan, as adopted on January 1, 1984 and amended December 12, 1994, received a favorable determination letter, dated July 18, 1995, from the Internal Revenue Service (the "Service") that the Plan satisfied the requirements of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations thereunder, the Tax Reform Act of 1986, and subsequent legislation (the "Determination Letter").
We have also been advised by you that certain other Plan amendments have been adopted in the form of an amendment to and restatement of the Plan effective as of February 1, 1999, and that the amendments reflected in the restated Plan document of that date will be submitted to the Service on an Application for Determination for Employee Benefit Plan. You have advised us that the Plan will be timely amended within the applicable remedial amendment period with respect to any additional amendments required by the Service as a condition to granting a favorable determination letter with respect to such amendments.

     Based on the foregoing, and our examination of the Plan and accompanying trust, it is our opinion that the form of the Plan satisfies the essential substantive requirements of ERISA and the Code. Our opinion and any determination letter issued by the Service covers only the form of the Plan and leaves open the question of whether, in operation, the Plan is qualified.

                              Respectfully submitted,
                              /s/ O'Melveny & Myers LLP


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